Exhibit 10.18
December 1, 2023
Alex Johnson
delivered via email
Dear Alex:
    I am pleased to inform you that the Compensation and Human Capital Committee of the Board of Directors of CareDx, Inc. (“CareDx”) has approved a retention bonus (the “Retention Bonus”) for you in the amount of $400,000, payable in accordance with, and subject to, the terms of this letter.
    25% of the Retention Bonus (rounded down to the nearest whole cent) (the “First Payment”) shall be paid on the Company’s first payroll date in December 2023, subject to recapture if you do not remain an employee of CareDx through December 1, 2024. The remaining 75% of the Retention Bonus (the “Second Payment”) shall be paid on the Company’s first payroll date in December 2024, subject to your continued employment through that payroll date. All payments will be subject to applicable withholding. As a condition to the payment to you of the First Payment, you agree that in the event of the termination of your employment with CareDx prior to December 1, 2024, you will repay to CareDx the First Payment in full within 20 days of your termination of employment.
    Notwithstanding the foregoing, in the event of the termination of your employment by the Company without Cause or your resignation from the Company for Good Reason, in either case on or after January 1, 2024 and prior to December 1, 2024, the Second Payment shall vest in full (and still will be paid, subject to applicable withholding, on the first payroll date for the Company in December 2024) and the repayment obligation of the First Payment shall be waived in full. For the avoidance of doubt, this is in addition to any other severance you are eligible to receive.
    For purposes of this letter, each of “Cause” and “Good Reason”, as well as the conditions for a resignation for Good Reason, shall have the meanings ascribed thereto in the Company’s form of Change of Control and Severance Agreement (which is publicly available through the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/1217234/000119312514224148/d690692dex1011.htm).
The Retention Bonus is intended to be a short-term deferral for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and this letter shall be interpreted consistent with that intent.
[signature page follows]

LEGAL_US_W # 118761069.1

    On behalf of CareDx’s Board of Directors, we appreciate your continued commitment to CareDx, and we look forward to our future success.

/s/ Michael D. Goldberg
Michael D. Goldberg
Chairperson of Board of Directors

Agreed to and accepted by /s/ Alex Johnson               on December      15   , 2023.
                    [signed]

LEGAL_US_W # 118761069.1